EXHIBIT 99.1
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PRESS RELEASE



                                  PRESS RELEASE
                             (FOR IMMEDIATE RELEASE)
                                  March 1, 2004




PREMIERWEST BANCORP DECLARES 5% STOCK DIVIDEND

MEDFORD, OR - PremierWest Bancorp (NASDAQ: PRWT) announced that its Board of Directors declared a 5% stock dividend payable on June 21, 2004 to shareholders of record May 28, 2004. John Anhorn, President, & Chief Executive Officer stated, "This is the fourth consecutive dividend declared by the Company during the preceding four years." Anhorn continued, "Earnings grew 39.5% during 2003 reaching a record $6 million. With the closing of the Mid Valley Bank transaction on January 23, 2004 PremierWest Bank now has total assets of $730 million and 32 full service branch locations in Oregon and California". Anhorn further noted "The payment of a 5% stock dividend, when coupled with appreciation in the stock price would serve to provide shareholders with a solid return on their investment, while continuing to preserve capital for future expansion."

PremierWest Bancorp's Annual Meeting of Shareholders is scheduled for Wednesday, May 26, 2004 and will be held at the Rogue Valley Country Club in Medford, Oregon. Shareholders of record March 31, 2004 will be entitled to vote at the meeting. The company's Proxy Statement and Annual Report to Shareholders is expected to be mailed to shareholders on or about April 9, 2004. Anhorn stated "I am looking forward to discussing our performance with investors, outlining our growth strategy, and meeting new investors resulting from the Mid Valley Bank merger."



ABOUT PREMIERWEST BANCORP

PremierWest Bancorp is the parent company of PremierWest Bank which offers full service banking through 32 branch offices located in Jackson, Josephine, Klamath and Douglas counties of Oregon; and Siskiyou, Shasta, Tehama, and Butte counties in California. PremierWest Bank's Mortgage Division operates through offices in Roseburg, Klamath Falls, Grants Pass, and Medford, Oregon and Yreka and Redding, California. PremierWest Investment Services, a subsidiary of PremierWest Bank, provides investment services in Medford, Grants Pass and Roseburg, Oregon and Yreka, California. Premier Finance Company, a subsidiary of PremierWest Bank has offices located in Medford, Klamath Falls, and Portland, Oregon.



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Contact: PremierWest Bancorp

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
John Anhorn                           Rich Hieb                           Tom Anderson
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President & CEO                       Executive Vice President & COO      Senior Vice President & CFO
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(541) 618-6020                        (541) 618-6020                      (541) 282-5190
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John.Anhorn@PremierWestbank.com       Rich.Hieb@PremierWestBank.com       Tom.Anderson@PremierWestBank.com

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